Exhibit 3.1

TIVITY HEALTH, INC.

AMENDMENT NO. 2 TO

SECOND AMENDED AND RESTATED BYLAWS

1.    The Second Amended and Restated Bylaws of Tivity Health, Inc. (as amended, the “Bylaws”) are hereby amended by adding new Article XII, as follows:

“ARTICLE XII.

FORUM FOR ADJUDICATION OF CERTAIN DISPUTES

(a)Unless the Corporation, in writing, selects or consents to the selection of an alternative forum, the sole and exclusive forum for any Internal Corporate Claims (as defined below), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware).  For purposes of this Section, “Internal Corporate Claims” means claims, including claims in the right of the Corporation:  (i) that are based upon a violation of a duty by a current or former director, officer, employee or stockholder (which is deemed to include, for all purposes of this Section, any current or former beneficial owner of shares) in such capacity; or (ii) as to which the Delaware General Corporation Law confers jurisdiction upon the Court of Chancery.

(b)If any action the subject matter of which is within the scope of this Section is filed in a court other than the Court of Chancery (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware) (a “Foreign Action”) by any current or former stockholder, such stockholder shall be deemed, to the fullest extent permitted by law, to have consented to:  (i) the personal jurisdiction of the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) in connection with any action brought in any such court to enforce this Section; and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.”

2.    Except as otherwise set forth in this Amendment No. 2 to the Bylaws, all other terms and provisions of the Bylaws shall remain in full force and effect.